Exhibit 10.14
June 19, 2007
Scott I. Verner
Dear Scott,
We are very enthusiastic regarding the potential your leadership brings for the acceleration of the growth at Home Diagnostics, Inc.
This letter will confirm the elements of the compensation and other terms relating to your offer of full-time employment at Home Diagnostics, Inc.

I.	Employment Date:	July 30, 2007

II.	Position:	Senior Vice President, Sales and Marketing
	Level:	Senior Vice President
	Reporting to:	Richard Damron, President/Chief Executive Officer
	FLSA Status:	Exempt

III.	Compensation/Benefits:
A.	Compensation

Annual base salary: $240,000

You will receive an annual salary of $240,000 with a review in twelve months. This will be paid bi-weekly, every other Friday.

MBO Bonus Program: You will be eligible to participate in the 2007 MBO Bonus program.

Target bonus: 40% of base salary (prorated for 2007 — 6 months) Additional Management Bonus consideration: The Company will agree to add to your 2007 bonus target an additional $22,500.

Target 2007 Bonus total = $70,500.

The total 2007 bonus payout will be based on program criteria as detailed in the attached 2007 Management Bonus program description.
* The Executive Management Bonus program is subject to change annually as determined in the sole discretion of Home Diagnostic’s Board of Directors.
Sign-on Bonus:
You will receive a sign-on bonus in the amount of $22,500 payable with your first paycheck. A prorated portion of this bonus will be returned to the company should you voluntarily terminate your employment within (6) months from your date of hire.
B.	Relocation (total costs not to exceed $75,000, grossed up for taxes)**:
•	Reimbursement of documented costs associated with relocation of your family, household goods and vehicles.

•	Temporary housing — The Company, if requested, will arrange for temporary housing in the Ft. Lauderdale area on a month-to-month basis not to exceed 6 months. You may choose to obtain temporary housing in the Ft. Lauderdale area on your own; which the company will reimburse you for that expense not to exceed 6 months.

•	Four (4) house-hunting trips: Includes airfare for you and your immediate family, accommodations, meals and car rental. Expenses will be reimbursed in accordance with the HDI Travel and Expense policy.

•	Documented actual closing costs for both homes (the Company will reimburse a maximum of 6% for realtor commissions).
** A prorated portion of the moving expenses is returnable if you leave the employment of the Company voluntarily within 12 months.
C.	Stock Options:

Subject to approval by the HDI Board of Directors, you will receive an initial stock option grant of 65,000 shares of HDI common stock. The stock will be priced at the later of either the closing price as of the date of Board approval or employment start date. These options will vest over a three year period the anniversary date of the original grant date for each of the 3 years at 35%, 35% and 30% respectively.

D.	Income Continuation Protection:

In the event that your employment is terminated by Home Diagnostics at anytime without “Cause” you shall be entitled to receive:
I.	6 months salary continuation at your highest base salary during the past 12 months; and

II.	Health benefits for you and your family during the salary continuation period.
In the event that, during the 12-month period after a Change of Control of Home Diagnostics, your employment is terminated by the Company or any successor entity without “Cause”, or reassignment within the first three (3) years following a Change of Control with Home Diagnostics or any successor entity to an office 25 miles or more from your current office location, in addition to the benefits listed above you shall also be entitled to receive accelerated vesting of all outstanding stock options.
The income continuation benefits detailed above are subject to the limitation that if you become employed full-time with equivalent benefits following termination, all income continuation and medical benefits shall cease.
For purposes of this letter:
“Change of Control” shall mean: (i) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ‘beneficial owner’ (as defined in Rule 13(d) under the Exchange Act, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transaction, as a result of which the stockholders of the Company prior to such transaction hold less than fifty percent (50%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Company, or (iv) where the Company has filed a Current Report on Form 8 -K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred;
“Cause” shall mean (1) the indictment of, or the bringing of formal charges against you by a governmental authority for charges involving fraud, embezzlement, dishonesty, violence or moral turpitude; (2) your commission of any criminal act; (3) willful misconduct, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job; (4) actions by you which cause (company)’s reputation or image to materially suffer; (5) a breach by you of your Confidentiality and Non-Competition agreement; and (6) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment.
E.	Health/Dental/Vision/Life/STD/LTD Benefits

Health and dental coverage is provided by HDI at very attractive rates. You will be eligible for enrollment on the first of the month following 30 days of employment.

HDI will provide life insurance coverage equal to three (3) times your salary to a maximum of $500,000 and accidental death and dismemberment equal to six (6) times your salary at no cost to you (certain tax implications may apply). Supplemental spousal and dependent life insurance is also available.

HDI provides all employees short-term disability coverage at no cost, which will pay 60% of your weekly salary with a maximum of $1,000 per week. The company offers a long-term disability program at discounted group rates, which pays 66 2/3% of your monthly earnings with a maximum of $6,500 per month.

401(k): Details on the HDI 401(k) plan will be provided during new employee orientation. You will be eligible for enrollment after 90 days of employment with HDI.

While the benefits listed above are for the most part paid by HDI, the level of benefits and who pays for them and how much each pays are subject to change from time to time.

F.	Vacation:

You will be eligible for three (3) weeks of vacation time per year. This is accrued on a bi-weekly basis. You will be eligible to use your accrued vacation time after 6 months of employment.
Please be advised that all offers of employment are contingent upon a satisfactory result and completion of your background check and drug screen.
This represents all of the details regarding your initial compensation and benefits entitled to you. Notwithstanding the foregoing terms, your employment is “at will” and is not for any definite period of time. Nothing herein shall be constructed as guaranteeing or promising employment for any specific time, and your employment may be terminated at any time and for any reason, with or without advance notice.
In compliance with the Immigration and Control Act of 1986, you are required to complete the Employment Eligibility Verification Form I-9 at the time of hire. You will be required to provide documents establishing your identity and employment eligibility.
You will be required as a condition of employment to sign an employment agreement. The employment agreement contains non-compete, non-disclosure and confidentiality language.
Your signature on this document acknowledges that you have read and agree to the terms of this letter as well as certify that you are not bound by an active non-compete or other agreement that would not allow you to perform the duties of this position.
If you accept our offer to join us, please sign one copy of the attached letter and fax it to (954) 486-6971. Please feel free to call me at 800-342-7226, extension 3043 if you have any questions.
Sincerely,
Kim Zeltwanger
Director, Human Resources
AGREED TO AND ACCEPTED:

By:
/s/ Scott I. Verner

Date:

This letter supersedes any prior or contemporaneous discussion, and any subsequent changes in the terms of our offer may be made only in writing.
This offer letter will expire June 25, 2007.